EXHIBIT 4.9

WARRANT RESTRUCTURING AGREEMENT

(Nichimen)

This Warrant Restructuring Agreement (this “Agreement”) is entered into as of March 25, 2004 by and between ATX Technologies, Inc., a Texas corporation (“ATX”), ATX Group, Inc., a Delaware corporation (“ATX Group”), and Nichimen America, Inc., a New York corporation (the “Holder”).

RECITALS:

WHEREAS, ATX granted to Holder that certain Warrant, dated as of June 28, 1999, pursuant to which Holder has the right to purchase up to 25,000 shares of common stock, par value $.01 per share, of ATX (“ATX Common Stock”), upon the terms and conditions set forth therein (the “Warrant”), a copy of which is attached hereto as Exhibit A; and

WHEREAS, in contemplation of (i) a reorganization of ATX pursuant to which, on the Closing (as hereinafter defined), ATX will become a wholly-owned subsidiary of ATX Group pursuant to the merger of a wholly-owned subsidiary of ATX Group with and into ATX (the “ATX Reorganization”), pursuant to which each share of ATX Common Stock outstanding prior to the ATX Reorganization will be converted into the right to receive in exchange for such share of ATX Common Stock, a number of shares (which shall not be less than 0.3) (such ratio of the number of shares of ATX Group Common Stock to be received in exchange for each share of ATX Common Stock, as finally determined by the board of directors of ATX, the “Exchange Ratio”) of common stock, par value $.01 per share, of ATX Group (the “ATX Group Common Stock”), and (ii) a contemporaneous underwritten public offering of shares of ATX Group Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended (the “IPO”), the parties desire to amend and restructure the Warrant and to take the other actions described herein pursuant to the plan of ATX Reorganization and IPO.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Restructuring of the Warrants. In the event that the closing of the IPO and the ATX Reorganization (the “Closing”) occurs on or prior to September 30, 2004, then:

(a)	ATX Group shall assume all rights and obligations of ATX under the Warrant (as amended by this Agreement.)

(b)	Each reference in the Warrant to the term “ATX” shall mean ATX Group, and each reference to the term “Common Stock” shall mean ATX Group Common Stock.

(c)	The Warrant shall be exercisable for such number of shares of ATX Group Common Stock equal to the product of (x) 25,000 multiplied by (y) the Exchange

Ratio, rounded up to the nearest whole share. Each reference in the Warrant to the term “Shares” shall mean such shares of ATX Group Common Stock.

(d)	The “Exercise Price” under the Warrant shall be equal to the quotient of (x) $4.00 (the current exercise price) divided by (y) the Exchange Ratio.

(e)	Section 12 of the Warrant shall have no force or effect with respect to the transactions contemplated in connection with the ATX Reorganization and the IPO, and there shall be no adjustment of the exercise price or the number or type of shares purchasable under the Warrant as a result of the ATX Reorganization and the IPO except as specifically provided in this Agreement.

(f)	There shall be no other substantive changes to the Warrant.

In the event that the Closing does not occur on or prior to September 30, 2004, the Warrant shall not be modified or otherwise affected by clauses (a) through (e) of this Section 1.

2.	Exchange of Warrant. In the event the Warrant is amended pursuant to Section 1 hereof, then Holder agrees to immediately surrender the Warrant to ATX Group in exchange for a new warrant identical to the Warrant except for the amendments to the Warrant set forth in Section 1 of this Agreement.

3.	Representations and Warranties of Holder. Holder hereby represents and warrants to ATX and ATX Group as follows:

(a)	Holder is the sole record and beneficial owner of the Warrant. Holder has not purported to sell, assign or otherwise transfer any rights in the Warrant to any other person, and Holder is not a party to any agreement or instrument relating to the sale, assignment or other transfer of any rights in the Warrant, other than this Agreement.

(b)	Holder has no other rights, options, warrants or agreements entitling Holder to purchase ATX Common Stock other than the Warrant, a true and complete copy of which is attached hereto as Exhibit A.

(c)	Holder shall cause the following legend to by added to the face of the Warrant or to otherwise be prominently affixed thereto:

“THIS WARRANT HAS BEEN AMENDED BY AND IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN WARRANT RESTRUCTURING AGREEMENT, DATED AS OF MARCH 25, 2004. A COPY OF SUCH WARRANT RESTRUCTURING AGREEMENT MAY BE OBTAINED FROM THE HOLDER OF THIS INSTRUMENT OR FROM ATX GROUP, INC.”

4.	Representations and Warranties of ATX and ATX Group. ATX and ATX Group, jointly and severally, hereby represent and warrant to the Holder that The ATX Reorganization will be carried out in a manner which: (I) qualifies as a “reorganization” described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (II) results in both ATX and ATX Group being treated as a “party to the reorganization” within the meaning of Section 368(b) of the Code and (III) results in the modifications to the Warrant pursuant to Section 1 hereof and any exchange of the Warrant pursuant to Section 2 hereof being treated as an exchange “pursuant to a plan or reorganization” of “securities of a party to a reorganization” “solely for securities of another party to the reorganization” to which Section 354 of the Code applies so that no gain or loss will be recognized by the Holder for United States federal income tax purposes.

5.	Miscellaneous Provisions.

(a)	Any term hereof may be amended or waived only by the written consent of ATX, ATX Group and Holder. Any amendment or waiver not effected in accordance with this section shall be null and void and non-binding upon the parties hereto and their respective successors ad assigns. No waiver of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of such party or any other party hereto with respect to any subsequent breach.

(b)	All share and per share amounts set forth herein are subject to proportional adjustment in the event of any stock split, reverse stock split, combination, recapitalization, reorganization or similar event occurring after the date hereof.

(c)	This Agreement and the exhibits hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(d)	This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart.

(e)	Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Holder without the prior written consent of ATX and ATX Group. Subject to the preceding sentence, this Agreement and the Warrant as amended hereby will be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns. Notwithstanding anything herein to the contrary, an assignment of this Agreement and transfer of the Warrant to Sojitz Corporation of America as the surviving entity in the announced merger the of Nichimen America Inc. and Nissho Iwai American Corporation, shall be permitted and shall not be deemed a violation of this Section 5(e) or of the transfer restrictions set forth in the Warrant.

(f)	This Agreement shall be governed by and construed under the laws of the State of Texas, without regard to its conflicts of law principles.

(g)	From time to time, at the other party’s request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the modifications of the Warrant and other transactions between the Holder, on the one hand, and ATX or ATX Group on the other, contemplated by this Agreement.

(h)	If one or more provisions of or obligations under this Agreement are held to be invalid, illegal or unenforceable under applicable laws, rules or regulations (including the rules and regulations of any governing stock exchange or automated quotation service), then such provision or obligation shall be excluded from this Agreement, and the remaining provisions of and obligations under this Agreement shall be enforceable in full accordance with their terms.

(i)	Holder acknowledges that ATX and/or ATX Group may abandon or terminate the ATX Reorganization at any time, and after written notice of such abandonment to the Holder, none of the parties hereto shall have any continuing obligations or responsibilities under Sections 1 through 4 hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Restructuring Agreement as of the date first set forth above.

ATX TECHNOLOGIES, INC.

By:	/s/ Steven A. Millstein

Steven A. Millstein President and Chief Executive Officer

ATX GROUP, INC.

By:	/s/ Steven A. Millstein

Steven A. Millstein President and Chief Executive Officer

NICHIMEN AMERICA, INC.

By:	/s/ Tetsumasa Ito

Name:	Tetsumasa Ito

Title:	General Manager

[Signature Page to Warrant Restructuring Agreement]

Exhibit A

Warrant

(attached)